Exhibit 2.1

(Face of Security)

THIS DEBENTURE AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS DEBENTURE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING THIS DEBENTURE AND/OR SUCH SECURITIES, OR THE HOLDER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THE DEBENTURE AND/OR SUCH SECURITIES SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE OR FOREIGN LAW.

POINTER TELOCATION LTD.
Convertible Debenture (this “Debenture”)
Due September 18, 2010

US$ 1,921,668

        Pointer Telocation Ltd., a company organized under the laws of the State of Israel, for value received promises to pay to:

Cellocator Ltd.

        The principal sum of US$ 1,921,668 (One Million Nine Hundred Twenty One Thousand Six Hundred Sixty Eight United States Dollars) (the “Principal Amount”) on September 18, 2010 (the “Maturity Date”).

Interest Rate: Annual Libor Rate to accrue as of the later of: (i) the date on which the Holder provided an irrevocable written notice to the Company that it does not wish to convert the Debenture into Ordinary Shares of the Company; or (ii) in the event that by June 18, 2010 the Holder did not provide the Company a notice of conversion of the Debenture. The interest shall accrue until actual date of repayment.

Dated: September 18, 2007 Pointer Telocation Ltd. By: /s/ Daniel Stern, CEO By: /s/ Zvi Fried, CFO

(Back of Security)

Pointer Telocation Ltd.
Convertible Debenture
Due September 18, 2010

1.     Principal and Interest. Pointer Telocation Ltd., a company organized under the laws of the State of Israel (the “Company”), promises to pay the Principal Amount and the interest on the Principal Amount on the Maturity Date.

The interest at Annual Libor rate is to accrue as of the later of: (i) the date on which the Holder provided an irrevocable written notice to the Company that it does not wish to convert the Debenture into Ordinary Shares of the Company; or (ii) in the event that by June 18, 2010 the Holder did not provide the Company a notice of conversion of the Debenture (the “Interest”).

2.     Method of Payment. On the Maturity Date, the holder of this Debenture (the “Holder”) must surrender this Debenture to the Company to collect the Principal Amount and the Interest. At the option of the Holder, the Company will pay amounts due hereunder either by means of a check mailed to the Holder’s registered address from a post office located in Israel, or a transfer directly to a bank account of the Holder specified in writing to the Company. All payments shall be made in lawful money of the United States of America. Payment shall be credited first to the Interest then due and payable and the remainder applied to the Principal Amount. The Company may not prepay the principal amount and/or interest accrued thereon, in part or in whole

3.     Debenture. This Debenture is an unsecured general obligation of the Company.

4.     Conversion.

    a.        Conversion. The Holder may convert this Debenture into an aggregate of 160,000 Ordinary Shares of the Company, nominal value NIS 3.00 each, at any time as of December 18, 2008 (the “First Conversion Date”) and no later than June 18, 2010.

        Notwithstanding the above, the Holder shall be entitled to convert this Debenture prior to the First Conversion Date, immediately prior to the occurrence of any of the following events: (i) DBSI Investments Ltd. (“DBSI”), the controlling shareholder of the Company, shall sell its holdings in the Company in a sale that shall entitle the Holder to a tag along right, as detailed in the agreement between Cellocator Ltd., Matan Communication and Localization Systems Ltd., Amnon Dochovna Nave and DBSI dated July 16, 2007; (ii) a sale of all or substantially all of the assets of the Company; or (iii) acquisition of all or a majority of the issued share capital of the Company by a third party that is not DBSI.

    b.        Conversion Price; Interest. The conversion price per share will be US$ 12.010425, subject to adjustment in certain events set forth below in Section 4.d. To determine the number of shares issuable upon conversion of this Debenture, divide the Principal Amount by the conversion price in effect on the conversion date. No fractional share shall be issued and the number of shares to be issued upon conversion of this Debenture shall be rounded up to the nearest whole share. No Interest shall accrue in the event of conversion.

    c.        Conversion Procedure. To convert this Debenture the Holder must: (1) complete and sign the conversion notice on the back of this Debenture; (2) surrender this Debenture to the Company; and (3) furnish appropriate endorsements and transfer documents if required by the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such Holder’s address set forth on the signature page hereto or such other address requested by such Holder, a certificate for the number of shares to which such Holder is entitled upon such conversion. The Company covenants that the shares issuable upon the conversion of this Debenture will, upon conversion of this Debenture in accordance with the terms hereof, be validly issued, fully paid and nonassessable and free from all liens, encumbrances, preemptive rights and charges in respect of the issue thereof, and will be duly registered in the share register of the Company.

    d.        Adjustment. The conversion price is subject to adjustment for the following: the issuance of capital stock of the Company as a dividend or as a distribution on the Ordinary Shares; subdivisions, combinations and reclassifications of the Ordinary Shares or other recapitalization of the Company.

5.     Amendment, Supplement and Waiver. This Debenture may be amended or supplemented with the consent of the Holder, and any existing default or compliance with any provision may be waived with the consent of the Holder.

6.     Default and Remedies. If any Event of Default occurs, then notwithstanding anything contained herein to the contrary, the Holder may declare this Debenture to be due and payable immediately without further action or notice. An Event of Default is: (a)  default for thirty (30) days in payment when due of the Principal Amount and the Interest; or (b) any of the following events of bankruptcy or insolvency: (i) the insolvency of the Company, (ii) the commission of any act of liquidation, dissolution or bankruptcy by the Company, (iii) the execution by the Company of a general assignment for the benefit of creditors, (iv) the filing by or against the Company of any petition in bankruptcy or any petition for relief under the provisions of the bankruptcy laws or any other law for the relief of debtors and the continuation of such petition without dismissal for a period of sixty (60) days or more, (v) the appointment of a receiver or trustee to take possession of a substantial portion of the property or assets of the Company.

7.     No Recourse against Others. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under this Debenture or for any claim based on, in respect of or by reason of such obligations or their creation. The holder of a Debenture by accepting a Debenture waives and releases all such liability. The waiver and release are part of the consideration for the issue of this Debenture.

8.     Collection Costs and Taxes. In the event of default by the Company (or its assignee) in the payment of the Principal Amount or Interest due on this Debenture, the Holder shall be entitled to receive and the Company (or its assignee) agrees to pay all reasonable costs of collection incurred by the Holder, including, without limitation, reasonable attorney’s fees for consultation, suit and/or settlement.

9.     Governing Law. This Debenture shall be solely and exclusively governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Debenture shall be solely and exclusively resolved in the competent courts of the Tel Aviv-Jaffa district, and each of the parties hereby submits irrevocably to the jurisdiction of such court.

10.     Lost Documents. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Debenture, and an indemnity agreement reasonably satisfactory to the Company (in case of loss, theft or destruction), or upon surrender and cancellation of such Debenture (in the case of mutilation), the Company will make and deliver in lieu of such Debenture a new debenture of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on the unpaid principal amount of the Debenture in lieu of which such new Debenture is made and delivered.

11.     Amendments and Waivers. Any term of this Debenture may be amended or waived only with the written consent of the Company and the Holder. Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture.

12.     Invalidity. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. In such an event, the parties will in good faith attempt to effect the business agreement represented by such invalidated term to the fullest extent permitted by law.

[Remainder of page intentionally left blank]

ASSIGNMENT FORM	CONVERSION NOTICE

To assign this Debenture fill in the form below:	To convert this Debenture into Ordinary Shares of the Company, check the box:

I/We assign and transfer this Debenture to:	☐

[_____________________________]	To convert only part of this Debenture, state the amount:

(Insert assignee's Israel identity no., company no., social security no. and/or tax I.D. no.)	US $______________

___________________________	If you want the share certificate made out in another person's name, fill in the form below:
___________________________

___________________________	___________________________

(Print or type assignee's name, address and zip code)

and irrevocably appoint:	(Insert other person's Israeli identity no., company no., social security no. and/or tax I.D. no.)

___________________________	___________________________
___________________________
agent to transfer this Debenture on the books of
the Company. The agent may substitute another to act for him.	___________________________
(Print or type other person's name, address and zip code).

Your signature: ___________________________	Date: ___________________________

(Sign exactly as your name appears on the other side of this Debenture)